HollyFrontier Corporation and Holly Energy Partners Announce Agreement in Principle for Acquisition of Interest in UNEV Pipeline
6/28/2012
DALLAS, TX — HollyFrontier Corporation (NYSE:HFC) (“HollyFrontier”) and Holly Energy Partners, L.P. (NYSE:HEP) (“Holly Energy”) today announced that their respective Boards of Directors have approved the acquisition of HollyFrontier’s 75% interest in UNEV Pipeline, LLC (“UNEV”) by Holly Energy for $315 million, subject to certain post-closing purchase price adjustments. UNEV is the owner of an approximate 400 mile, 12-inch refined products pipeline currently running from Woods Cross, Utah to Las Vegas, Nevada, related products terminals near Cedar City, Utah and Las Vegas, Nevada and other related assets. The purchase price of $315 million is expected to be paid with $260 million in cash and approximately 1.0 million Holly Energy common units valued at $55 million, issued to HollyFrontier.

In connection with the closing of the proposed transaction, HollyFrontier, the owner of Holly Energy’s general partner, has agreed to forego its right to $1.25 million per quarter of incentive distributions from Holly Energy that the general partner would otherwise be entitled to receive over the 12 consecutive quarters following the closing of the transaction and an additional 4 quarters in certain circumstances. HollyFrontier will also receive a profits interest that will be paid beginning the fifth year after the closing based on UNEV’s EBITDA for the fourth year following the closing, by which it would be entitled in certain circumstances to receive 50% of Holly Energy’s portion of UNEV’s EBITDA over $30 million, until the earlier of reaching a cap or 20 years following the closing.

The closing of the proposed transaction is subject to the execution of definitive agreements, expiration (or early termination) of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, closing of an amendment to Holly Energy’s credit facility to, among other things, increase the size of the facility, the delivery of final and satisfactory fairness opinions to the applicable committee of each Board, and other customary closing conditions. Both HollyFrontier and Holly Energy expect the proposed transaction will close in July 2012.

Mike Jennings, CEO and President of HollyFrontier, and Matt Clifton, CEO and President of Holly Energy, said “This transaction allows Holly Energy to continue its record of steady growth in tariff-based revenues by purchasing an interest in this strategic common carrier refined products pipeline and is expected to be immediately accretive to Holly Energy’s distributable cash flow. The transaction also represents a continuation of HollyFrontier’s strategy of capitalizing its logistics assets in the most efficient manner and redeploying capital in its core refining and marketing operations.”

Holly Energy will host an investor conference call to provide more detail and to answer questions regarding the proposed transaction after the closing of the transaction.

About Holly Energy Partners, L.P.:

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Holly Energy, headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, tankage and terminal services to the petroleum industry, including HollyFrontier, a subsidiary of which currently owns a 42% interest (which includes a 2% general partner interest) in Holly Energy. If the transaction described in this release closes as anticipated, subsidiaries of HollyFrontier Corporation will own a 44% interest (including a 2% general partner interest) in Holly Energy. Holly Energy owns and operates petroleum product and crude pipelines, tankage, terminals and loading facilities located in Texas, New Mexico, Arizona, Oklahoma, Washington, Idaho, Utah, Kansas and Wyoming. In addition, Holly Energy owns a 25% interest in SLC Pipeline LLC, a transporter of crude oil in the Salt Lake City area.

Information about Holly Energy Partners L.P. may be found on its website at http://www.hollyenergy.com.

About HollyFrontier Corporation
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier Corporation operates through its subsidiaries a 135,000 barrels per stream day (“bpsd”) refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming and a 31,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. Subsidiaries of HollyFrontier also own a 42% interest (including a 2% general partner interest) in Holly Energy. If the transaction described in this release closes as anticipated, subsidiaries of HollyFrontier will own a 44% interest (including a 2% general partner interest) in Holly Energy.
Information about HollyFrontier Corporation may be found on its website at http://www.hollyfrontier.com.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: References in this statement to “we” or “our” refer collectively to HollyFrontier and Holly Energy. The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward looking statements use words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “will,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations. These statements are based on our beliefs and assumptions and those of Holly Energy’s general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and Holly Energy’s general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor Holly Energy’s general partner can give assurance that our expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Certain factors could cause actual results

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to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to:

•
the possibility that the proposed transaction is delayed or does not close, including due to HollyFrontier and Holly Energy failing to reach agreement on definitive terms, the inability of HollyFrontier and Holly Energy to obtain all approvals necessary or the failure of other closing conditions;

•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on Holly Energy’s pipelines and/or terminalled in Holly Energy’s terminals;

•	the economic viability of HollyFrontier, Alon USA, Inc. and Holly Energy’s other customers;

•	the demand for refined petroleum products in markets HollyFrontier and Holly Energy serve; and

•	other risks and uncertainties detailed from time to time in HollyFrontier’s and Holly Energy’s Securities and Exchange Commission filings.
The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION, Contact:
M. Neale Hickerson,
Julia Heidenreich

Investor Relations,
HollyFrontier Corporation / Holly Energy Partners
214-871-3555

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